Exhibit 99.1

*PRESS RELEASE*

Contact:

Ryan A. Bailey

President and Chief Executive Officer

Cambridge Financial Group, Inc.

(888) 418-5626

Investor Contact:

James R. Brannen

Chief Executive Officer

First Seacoast Bancorp, Inc.

(603) 742-4680

investorrelations@firstseacoastbank.com

Media Contacts:

Brennan Burks

Communications & Public Relations

Cambridge Savings Bank

(513) 795-4463

bburks@cambridgesavings.com

Tiffany L. Stackpole

Marketing & Public Relations

First Seacoast Bank

(603) 742-4680

marketing@firstseacoastbank.com

Cambridge Financial Group, Inc. and First Seacoast Bancorp, Inc. Agree to Merge

Two Community Banks: One Shared Mission

Cambridge, MA, and Dover, NH; May 5, 2026 – Cambridge Financial Group, Inc. (“Cambridge Financial”), the mutual holding company of Cambridge Savings Bank, and First Seacoast Bancorp, Inc. (“First Seacoast Bancorp”) (Nasdaq: “FSEA”), the holding company of First Seacoast Bank, jointly announced today they have entered into a definitive merger agreement under which First Seacoast Bancorp will merge with Cambridge Financial, with Cambridge Financial as the surviving corporation, and First Seacoast Bank will merge with Cambridge Savings Bank, with Cambridge Savings Bank as the surviving institution.

The all-cash transaction is valued at approximately $80.9 million based on the number of shares of First Seacoast Bancorp common stock outstanding as of the date of the merger agreement. Under the terms of the merger agreement, First Seacoast Bancorp’s stockholders will receive $17.25 in cash for each of their shares of common stock.

This transaction reflects two leading community financial institutions’ strategic decisions to strengthen local banking. Rooted in nearly 200 years of trust, Cambridge Savings Bank has a proven history of building lasting relationships through meaningful customer experiences, while continuing to invest in the technologies and solutions that support modern banking.

“This is an exciting period of growth for our organization,” said Ryan A. Bailey, President and Chief Executive Officer of Cambridge Savings Bank. “At the heart of both institutions is a shared belief in the power of relationships – knowing our customers, supporting our communities, and showing up when it matters most. First Seacoast Bank has long been a trusted presence in the Seacoast region, and we’re proud to build on that legacy – deepening our commitment to the people, businesses, and nonprofit organizations that call it home. Our goal remains the same: to treat every customer like our only customer, just as we have for nearly two centuries.”

“Over the years we have witnessed exceptional growth in the greater Seacoast markets that we serve,” said James R. Brannen, Chief Executive Officer of First Seacoast Bank. “We have been fortunate to play a role in that growth, and we truly believe that joining forces with Cambridge Savings Bank will allow us to preserve and better meet the expanding needs of the strong businesses and vibrant communities here in the Seacoast and beyond. This merger ensures community banking continuity for our customers while positioning Cambridge Savings Bank for future growth in an evolving and expanding economic landscape. Our mutual commitment to exceptional service and community engagement is an excellent basis that will allow us to move forward and remain true to the same values that have supported our success for the last 135 years.”

Following the merger, Cambridge Savings Bank will operate all of First Seacoast Bank’s banking offices as branch offices and as part of a branch network of 24 full-service offices.

The merger is subject to customary closing conditions, including regulatory approval and First Seacoast Bancorp stockholder approval. Closing is expected to occur in the third quarter of 2026.

Piper Sandler & Co. is serving as financial advisor to Cambridge. Keefe, Bruyette & Woods, a Stifel Company, is acting as First Seacoast Bancorp’s financial advisor and has rendered a fairness opinion to its Board of Directors. Luse Gorman, PC is serving as legal counsel to First Seacoast Bancorp.

About Cambridge Savings Bank

Cambridge Savings Bank is a full-service banking institution with approximately $7 billion in assets. As a community bank, Cambridge Savings Bank is committed to improving the quality of life of its employees, customers, and the communities it serves. One of the oldest and largest community banks in Massachusetts, Cambridge Savings Bank offers a full line of individual and business banking services across a robust Massachusetts-based branch network and through digital banking solutions for commercial, small business and consumer customers. For more information, visit www.cambridgesavings.com.

About First Seacoast Bank

Founded in 1890, First Seacoast Bank is headquartered in Dover and has five branch offices in the Seacoast region of New Hampshire. For more information, visit www.firstseacoastbank.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements include statements regarding the anticipated closing date of the merger and anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate” and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could” or “may”. Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger; the failure to obtain necessary stockholder or regulatory approvals for the merger; difficulties in achieving expected cost savings from the merger or in achieving them within the expected time frame; difficulties in integrating First Seacoast Bancorp; increased competitive pressures; changes in market interest rates; changes in general economic conditions; legislative and regulatory changes that adversely affect the business in which Cambridge Financial and First Seacoast Bancorp are engaged; changes in the securities markets; and other risks and uncertainties.

Additional Information

First Seacoast Bancorp will provide its stockholders with a proxy statement and other proxy solicitation materials with respect to the merger. First Seacoast Bancorp’s stockholders are urged to read the proxy statement and other proxy solicitation materials and any amendments or supplements to those documents because they will contain important information which should be considered before making any voting decision regarding the merger.

First Seacoast Bancorp and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from First Seacoast Bancorp’s stockholders in connection with the merger. Information about First Seacoast Bancorp’s directors and executive officers is disclosed in First Seacoast Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2025, as amended by its Annual Report on Form 10-K/A, as filed with the U.S. Securities and Exchange Commission on March 20, 2026 and April 30, 2026, respectively. Additional information regarding the interests of these participants and any other persons who may be deemed participants in the solicitation of proxies in connection with the merger may be obtained by reading the proxy statement regarding the merger when it becomes available.

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